Exhibit 10.1

U.S. $2,000,000,000

364-DAY CREDIT AGREEMENT

Dated as of September 8, 2011

Among

ECOLAB INC.,
as Borrower,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks,

BANK OF AMERICA, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Syndication Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC, SUMITOMO MITSUI BANKING CORPORATION and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers

i

Section 3.03.	Conditions Precedent to Acquisition Funding	37

ARTICLE 4
REPRESENTATION AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	38

ARTICLE 5
COVENANTS OF THE BORROWER

Section 5.01.	Affirmative Covenants	41
Section 5.02.	Negative Covenants	46
Section 5.03.	Financial Covenant	47

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events of Default	48

ARTICLE 7
THE AGENT

Section 7.01.	Appointment and Authority	50
Section 7.02.	Rights as a Bank	50
Section 7.03.	Exculpation Provisions	50
Section 7.04.	Reliance by Agent	51
Section 7.05.	Delegation of Duties	52
Section 7.06.	Resignation of Agent	52
Section 7.07.	Non-Reliance on Agent and Other Banks	53
Section 7.08.	No Other Duties, Etc.	53
Section 7.09.	Indemnification	53

ARTICLE 8
[RESERVED]

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Amendments, Etc.	54
Section 9.02.	Notices, Etc.	54
Section 9.03.	No Waiver; Remedies	57
Section 9.04.	Costs and Expenses	57
Section 9.05.	Right of Set-off	58
Section 9.06.	Judgment	58
Section 9.07.	Binding Effect	59
Section 9.08.	Assignments and Participations	59
Section 9.09.	Consent to Jurisdiction	62

ANNEX A	COMMITMENTS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Opinion of General Counsel of the Borrower
EXHIBIT E	Form of Subsidiary Guaranty

SCHEDULE I	Applicable Lending Offices and Notice Addresses

364-DAY CREDIT AGREEMENT

Dated as of September 8, 2011

ECOLAB INC., a Delaware corporation, the financial institutions party hereto as Banks from time to time, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Banks hereunder, and JPMORGAN CHASE BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as co-syndication agents, agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“5-Year Credit Agreement” means the Multicurrency Credit Agreement dated as of the date hereof among the Borrower, the borrowing subsidiaries party thereto, Bank of America, as administrative agent, and the other financial institutions and agents party thereto.

“Act” has the meaning specified in Section 9.17.

“Acquisition Funding” means Advances made on the Acquisition Funding Date to pay the acquisition consideration pursuant to the Merger Agreement.

“Acquisition Funding Date” means the “Closing Date” as defined in the Merger Agreement.

“Acquisition Funding Date Material Adverse Effect” shall mean with respect to any Person, a change, circumstance, condition, event, effect, development of state of facts (“Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially impair or materially delay the ability of such Person to consummate the Merger; provided that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, an Acquisition Funding Date Material Adverse Effect: (i) any Change generally affecting economic, regulatory or political conditions, (ii) any Change generally affecting the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (iii) any Change generally affecting the industries in which such Person and its Subsidiaries operate, (iv) any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (v) any change in applicable Law or GAAP (or authoritative interpretation thereof), (vi) the execution, delivery, announcement or pendency of the Merger Agreement, any Party’s compliance with the terms of the Merger Agreement or the anticipated consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or business partners, (vii) any change in the market price, credit rating or trading volume of the securities of such Person (other than as a result of a Change otherwise constituting an Acquisition Funding Date Material Adverse Effect as provided herein), (viii) any failure by such Person to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period (other than as a result of a Change otherwise constituting an Acquisition Funding Date Material Adverse Effect as provided herein) or (ix) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, except, with respect to clauses (i), (ii), (iii), (iv), (v) and (ix) above, to the extent that any such Change has a materially greater adverse effect or impact on such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industries and markets in which such Person and its Subsidiaries operate.  Defined terms in this definition not otherwise defined herein shall have the meanings assigned in the Merger Agreement.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form approved by the Agent.

“Advance” means an advance by a Bank to the Borrower as part of a Borrowing (including any Term Advance) and refers to a Base Rate Advance or a Eurodollar Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agent” has the meaning set forth in the introductory paragraph.

“Agreement” means this 364-Day Credit Agreement dated as of September 8, 2011.

“Applicable Base Rate Margin” has the meaning specified in Section 2.10(a).

“Applicable Eurodollar Margin” has the meaning specified in Section 2.10(b).

“Applicable Lending Office” means, with respect to Bank of America, its office specified as its Applicable Lending Office on Schedule I and, with respect to any other Bank, the office of such Bank specified as its “Applicable Lending Office” or “Address” in its Administrative Questionnaire or, in either case, such other office of such Bank located within the United States of America as such Bank may from time to time specify to the Borrower and the Agent.

“Applicable Margin” means the Applicable Eurodollar Margin under Section 2.10(b).

“Applicable Percentage” means with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments  represented by such Bank’s Commitment at such time, subject to adjustment as provided in Section 2.24.  If the commitment of each Bank to make Advances have been terminated pursuant to Section 6.01, or if the Commitments have expired, then the Applicable Percentage of each Bank shall be determined based on the Applicable Percentage of such Bank most recently in effect, giving effect to any subsequent assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Acquisition Termination Date” means the date on which the Merger Agreement is terminated or expires pursuant to Article IX thereof or the merger is otherwise abandoned by the parties thereto.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Sumitomo Mitsui Banking Corporation and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit C hereto pursuant to which a Bank assigns all or a portion of such Bank’s rights and obligations under this Agreement in accordance with the terms of Section 9.08.

“Bank of America” has the meaning set forth in the introductory paragraph.

“Banks” means the financial institutions listed on the signature pages hereof and any assignee of a Bank pursuant to an Assignment and Acceptance, excluding any former Bank that has assigned all of its obligations hereunder pursuant to an Assignment and Acceptance.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by

Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.10(a).

“Borrower” means Ecolab Inc., a Delaware corporation, and, subject to Section 5.02(b), its successors and assigns.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made to the Borrower by each of the Banks pursuant to Section 2.01.

“Business Day” means a day of the year, other than a Saturday or Sunday, (a) on which banks are not required or authorized to close in New York City and (b) if the applicable Business Day relates to any Eurodollar Advance, on which dealings are carried on in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding shares of stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

“Closing Date” means September 8, 2011.

“Commitment” means, for each Bank, the amount set forth opposite such Bank’s name on Annex A under the caption “Commitment”, as such amount may be reduced or increased pursuant to an assignment made in accordance with Section 9.08.

“Communications” has the meaning specified in Section 9.02(b).

“Consolidated EBITDA” means for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such Measurement Period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such Measurement Period, (iii) depreciation and amortization expense for such Measurement Period, (iv) other non-cash items of the Borrower and its Subsidiaries except to the extent such non-cash charges are reserved for cash charges to be taken in the future, (v) non-recurring items of the Borrower and its Subsidiaries reducing such Consolidated Net Income; provided that the amount pursuant to this clause (v) shall not exceed $100,000,000 per fiscal year (which amount may be increased by the amount permitted for the immediately succeeding two fiscal years, and any such increase used in any fiscal year shall reduce on a dollar-for-dollar basis the amount otherwise permitted in such immediately succeeding year(s) provided that in no event shall the amount added back pursuant to this clause (v) exceed an amount equal to $150,000,000 in any fiscal year), (vi) all charges, fees and expenses incurred in connection with the restructuring plan announced by the Borrower on February 17, 2011 and (vii) all premiums, make whole amounts, breakage costs, penalties, prepayment charges, call premiums, amounts paid to repay, repurchase, redeem or retire the Surviving Nalco Bonds in excess of par, incurred in connection with the repayment, redemption, retirement or repurchase of the Surviving Nalco Bonds, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such Measurement Period and (ii) all non-cash items increasing Consolidated Net Income for such Measurement Period.

“Consolidated Interest Expense” means, for any period, interest expense in respect of Debt (including that attributable to leases recorded as capital leases in accordance with GAAP in effect on the date hereof), net of interest income, of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (a) interest on deferred compensation reported in respect of such Measurement Period, (b) any income or expense in respect of such period associated with spot-to-forward differences or points on foreign currency swap transactions that are included in interest income or expense as a result of Statement of Financial Accounting Standards No. 133, (c) fees and expenses paid by the Borrower and its Subsidiaries in connection with credit card arrangements, (d) fees and expenses paid to rating agencies, (e) fees paid to banks, trust companies and finance entities with respect to operating accounts with such entities maintained by the Borrower or any of its Subsidiaries, and (f) implicit interest with respect to earn-out obligations and (g) all premiums, make whole amounts, breakage costs, penalties, prepayment charges, call premiums, amounts paid to repay, repurchase, redeem or retire the Surviving Nalco Bonds in excess of par, incurred in connection with the repayment, redemption, retirement or repurchase of the Surviving Nalco Bonds.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements at such date in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, (a) the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as set forth in the most recent financial statements delivered on or prior to such date pursuant to Section 5.01(b)(i) or (ii) minus (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

“Convert”, “Conversion”, and “Converted” each refer to a conversion of A Advances of one Type into A Advances of another Type pursuant to Section 2.12, 2.13 or 2.16.

“Credit Rating” means, as of any date of determination, the available public ratings as determined by one or more Rating Agencies of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the Borrower shall not maintain a public Credit Rating of its non-credit-enhanced, senior unsecured long-term debt from at least two Rating Agencies, the Credit Rating shall be deemed to be below BBB- (S&P), Baa3 (Moody’s) and BBB- (Fitch), (b) if the Borrower shall maintain a public rating of its non-credit-enhanced, senior unsecured long-term debt from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply and (c) if the Borrower shall maintain a public Credit Rating of its non-credit-

enhanced, senior unsecured long-term debt from all three of the Rating Agencies, (i) if (x) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (y) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (z) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply.

“Debt” means (but without duplication of any item) (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, excluding trade obligations and other accounts payable arising in the ordinary course of business; (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP in effect on the date hereof, recorded as capital leases; (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; and (f) solely with respect to Section 5.02(a), liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, receivership, insolvency, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Bank” means, subject to Section 2.24(b), any Bank that (a) has failed to (i) fund all or any portion of its Advances within three Business Days of the date such Advances were required to be funded hereunder unless such Bank notifies the Agent and the Company in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (each such condition precedent, together with any applicable default, to be specifically identified in such writing), or (ii) pay to the Agent or any Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, to confirm in writing to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.  Any determination by the Agent that a Bank is a Defaulting Bank under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower and each Bank.

“Dollars” and the sign “$” each mean lawful money of the United States of America.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate or Approved Fund of a Bank, (c) any other Person subject to the consents otherwise required by Section 9.08; provided that Eligible Assignee shall not include (i) the Borrower or the Borrower’s Affiliates, (b) any Defaulting Bank or any of its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons or (c) a natural person.

“Environmental Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, or binding judgment, order, injunction, decree or requirement of any Governmental Authority relating to protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, sediment, natural resources), or the handling, use, presence, disposal, Release of, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or any of its Subsidiaries, and (b) any partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or any of its Subsidiaries.

“Eurodollar Advance” means an Advance which bears interest as provided in Section 2.10(b).

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if Reuters is not available, such other commercially available, generally recognized financial information service providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period

(b)           for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Damages” has the meaning specified in Section 9.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Fee Rate” shall have the meaning specified in Section 2.07(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fitch” means Fitch, Inc., a majority-owned subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower, any Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower, any Subsidiary or any Affiliate, or the imposition on the Borrower, any Subsidiary or any Affiliate of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” shall mean any benefit plan described in Section 4(b)(4) of ERISA maintained for employees of the Borrower that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any material or substance at such location and in such concentration that it is regulated or controlled as a hazardous or toxic substance, material or waste, or as a pollutant or contaminant, under any Environmental Law, including petroleum and petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, radon gas, and infectious or biohazardous waste.

“Indemnified Parties” has the meaning specified in Section 9.12(a).

“Information” has the meaning specified in Section 9.13.

“Interest Period” means, for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such a Eurodollar Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 2.13 and subject to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, if available to all of the Banks, nine or twelve months, as the Borrower may select pursuant to the provisions of Section 2.02(a) or Section 2.13, as applicable; provided, however, that: (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, in the case of any Interest Period for a Eurodollar Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.  If, in accordance with Section 2.16 or otherwise, any Borrowing shall include both Eurodollar Advances and Base Rate Advances, each such Base Rate Advance shall be assigned an Interest

Period that is coextensive with the Interest Period then assigned to such Eurodollar Advances.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Lien” has the meaning specified in Section 5.02(a).

“Loan Documents” means this Agreement, the Notes and any Subsidiary Guaranty, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Majority Banks” means, as of any date of determination, Banks having more than 50% of the Total Commitments or, if the commitment of each Bank to make Advances have been terminated pursuant to Section 6.01, Banks holding in the aggregate more than 50% of the Revolving Credit Obligations; provided that the Commitment of, and the portion of the Revolving Credit Obligations held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, properties or performance of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Merger” means the acquisition of the Target and the merger of Target with and into Sustainability Partners Corporation pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of July 19, 2011, among the Borrower, Sustainability Partners Corporation, a wholly owned subsidiary of the Borrower, and Target, as amended.

“Merger Agreement Representations” means such of the representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Banks, but only to the extent that the Borrower has (or any of its Subsidiaries has) the right (determined without regard to any notice requirement) to terminate its obligations under the Merger Agreement (or to decline to consummate the Merger) as a result of a breach of such representations and warranties in the Merger Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any of its ERISA Affiliates, and more than one employer other than the Borrower or any of its ERISA Affiliates, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any of its ERISA Affiliates made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances made by such Bank to the Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 9.08(c).

“Original Credit Agreement” means the Multicurrency Credit Agreement dated as of September 29, 1993, as amended and restated as of June 1, 2006, among the Borrower, the borrowing subsidiaries party thereto, the financial institutions party thereto, and Citibank, N.A., as administrative agent, as amended from time to time prior to the date hereof.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.

“Participant Register” has the meaning specified in Section 9.08(e).

“Payment Office” means the office of Bank of America located on the date hereof at Building B, 2001 Clayton Rd., Concord, CA 94520-2405 or such other office of the Agent as shall be from time to time selected by it by written notice to the Borrower and the Banks.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust,

unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any of its ERISA Affiliates and subject to Title IV of ERISA.

“Platform” has the meaning specified in Section 9.02(c).

“Priority Debt” means Debt owed by a Subsidiary excluding (i) with respect to any Subsidiary Guarantor that provides an unlimited guarantee of the obligations hereunder, all Debt of such Subsidiary Guarantor and (ii) with respect to any Subsidiary Guarantor that provides a guarantee that is subject to a cap as contemplated by the definition of Subsidiary Guaranty, the Debt of such Subsidiary Guarantor up to the amount of such cap.

“Process Agent” has the meaning specified in Section 9.09.

“Public Bank” has the meaning specified in Section 9.02.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Register” has the meaning specified in Section 9.08(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers and employees of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seeping, depositing, dispersing, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, emptying, or disposing through, into or upon any soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Borrower.

“Revolving Credit Obligations” means, at any time, the sum of the aggregate principal amount of the Advances outstanding at such time.

“Revolving Credit Advance” means an Advance made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X issued pursuant to the Securities Act and the Exchange Act.

“Specified Representations” means the representations set forth in Section 4.01(a), (b) (limited in the case of (b)(ii) to material laws and material debt instruments), (c), (d), (e), (r) and (s).

“Stated Termination Date” means September 6, 2012.

“Subsidiary” means any corporation or other entity of which securities or other interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly (through one or more Subsidiaries) owned or controlled by the Borrower.

“Subsidiary Guarantor” means each Subsidiary that guarantees the obligations of the Borrower hereunder pursuant to a Subsidiary Guaranty or other documentation in form and substance reasonably satisfactory to the Agent.

“Subsidiary Guaranty” means a subsidiary guaranty agreement substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably satisfactory to the Agent pursuant to which the Subsidiary Guarantor guarantees the obligations of the Borrower hereunder. It is understood and agreed that the Borrower may cap the aggregate amount of the obligations hereunder and under the 5-Year Facility that are guaranteed by the Subsidiary Guarantors to an amount of not less than $1,000,000,000.  Each Subsidiary Guaranty shall further provide that the Subsidiary Guarantor thereunder shall be released at the written request of the Borrower so long as immediately after giving effect to such release, no Event of Default shall be continuing, and that the Agent shall, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence such release.

“Surviving Nalco Bonds” means the 6.625% Senior Notes due 2019, the Euro-denominated 6.75% Senior Notes due 2019 and the 81/4 Senior Notes due 2017 issued by Nalco Company, a wholly owned subsidiary of Target.

“Target” means Nalco Holding Company, a Delaware corporation.

“Term Advance” means an advance made pursuant to Section 2.01(d).

“Term Maturity Date” means a date, selected by the Borrower at its discretion, that is not more than 12 months after the Stated Maturity Date.

“Termination Date” means the earliest of (i) the Stated Termination Date, (ii) the date of termination in whole of the Commitments pursuant to Section 2.08 or 6.01 and (iii) the Acquisition Termination Date.

“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or with respect to which such notice has been waived), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any of its ERISA Affiliates under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan under a distress termination pursuant to Sections 4041(a)(2) and 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Commitment” means, at any time, the sum of all of the Commitments at such time.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” has the meaning assigned thereto in the definition herein of “Advance”.

“Undisclosed Administration” means, with respect to any Bank, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law of the country where such Bank is subject to home jurisdiction if applicable law requires that such appointment is not to be publicly disclosed.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary in which all of the shares of capital stock or other equity interests are, at the time, directly or indirectly owned by the Borrower; provided that up to 10% of each class of such shares of capital stock or other equity interests may be directors’ qualifying shares or shares or equity interests issued by such Subsidiary under employee compensation or incentive plans.

“Withdrawal Liability” shall have the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.03.  Accounting Terms and Change in Accounting Principles.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 4.01(e) are hereafter required or permitted by GAAP and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the components of the calculation of any of the financial covenants, standards or terms found in Article 5 hereof, the Borrower and the Agent agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the components of the calculation of any of such financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent, to so reflect such change in accounting principles.  Without limiting the generality of the foregoing, any sale of accounts receivable, chattel paper, instruments, general intangibles and related equipment or inventory or any other assets by the Borrower or any Subsidiary which constitutes a sale of such assets under GAAP as in effect from time to time and any related third party transfer or financing with respect to such assets shall not constitute Debt under this Agreement or the grant of a Lien on such assets for purposes of this Agreement.  Notwithstanding anything in the second sentence of this Section to the contrary, whether any such sale constitutes a sale shall be determined by SFAS 140 or any successor pronouncement from and after its respective effective date.

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.  The Advances.  (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower in Dollars from time to time on any Business Day during the period from the date hereof until the Termination Date.  After giving effect to any Borrowing, (i) the sum of the Revolving Credit Obligations shall not exceed the Total Commitment and (ii) the aggregate outstanding principal amount of the Advances of any Bank shall not exceed such Bank’s Commitments.

(b)           Each Borrowing shall consist of Advances of the same Type made on the same day to the same Borrower by the Banks ratably according to their respective Commitments.  Each Borrowing shall be in an aggregate amount of:

(i)        in the case of a Borrowing comprised of Base Rate Advances, not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof; and

(ii)       in the case of a Borrowing comprised of Eurodollar Advances, not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(c)           Within the limits of each Bank’s Commitment, the Borrower may borrow, prepay pursuant to Section 2.14, and reborrow Revolving Credit Advances under this Section 2.01.

(d)           Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Advance to the Borrower in Dollars on the Stated Termination Date (unless the Termination Date shall have occurred prior to such date) in an amount up to but not exceeding the amount of its Commitment.  Term Advances that are repaid or prepaid may not be reborrowed.

Section 2.02.  Making the Advances.  (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) by the Borrower:

(x)            in the case of a proposed Borrowing comprised of Base Rate Advances, to the Agent on the date of such proposed Borrowing; and

(y)           in the case of a proposed Borrowing comprised of Eurodollar Advances, to the Agent three Business Days prior to the date of such proposed Borrowing.

Each such notice of a Borrowing (a “Notice of Borrowing”) shall be delivered in a manner specified in Section 9.02 and shall be in substantially the form of Exhibit B hereto, specifying therein the requested (i) Borrower, (ii) date of such Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) in the case of a proposed Borrowing comprised of Eurodollar Advances, initial Interest Period for each such Advance and (v) aggregate amount of such Borrowing.  The Borrower shall certify, in each Notice of Borrowing, the Credit Ratings, if any, then in effect.  Following its receipt of a Notice of Borrowing, the Agent shall give each Bank prompt notice thereof in a manner specified in Section 9.02.  In the case of a proposed Borrowing comprised of Eurodollar Advances, the Agent shall promptly notify each Bank and the Borrower of the applicable interest rate under Section 2.10(b).

(b)           Each Bank shall make available for the account of its Applicable Lending Office:

(i)        in the case of a Borrowing comprised of Base Rate Advances, to the Agent before 12:00 noon (New York City time) (or, if the applicable Notice of Borrowing shall have been given on the date of such Borrowing, before 4:00 P.M. (New York City time)) on the date of such Borrowing, at such account maintained at the Payment Office as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such Borrowing; and

(ii)       in the case of a Borrowing comprised of Eurodollar Advances to the Agent before 12:00 noon (New York City time) on the date of such Borrowing, at such account maintained at the Payment Office as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such Borrowing; and

After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the Borrower at the aforesaid applicable Payment Office.

(c)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Bank, after receipt of a written request by such Bank setting forth in reasonable detail the basis for such request, against any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing (or, in the case of a Base Rate Borrowing, not less than two hours prior to the time of such Borrowing) that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to it on the date of such Borrowing in accordance with subsection (b) of this Section 2.02 and it may, in reliance upon such assumption, make (but shall not be required to make) available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable to Base Rate Advances and (ii) in the case of such Bank, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(e)           The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

Section 2.03.  [Reserved]

Section 2.04.  [Reserved]

Section 2.05.  [Reserved]

Section 2.06.  [Reserved]

Section 2.07.  Fees.

(a)           Facility Fee.  Subject to Section 2.24(a)(iii) the Borrower agrees to pay each Bank a facility fee at the respective rate per annum set forth below on such Bank’s average daily Commitment (irrespective of usage) from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Bank’s Commitment, commencing September 30, 2011, and on the Termination Date.  The facility fee in respect of any period shall be determined on the basis of the Credit Ratings in effect during such period, in accordance with the table set forth below (the “Facility Fee Rate”).  The rate per annum at which such facility fee is calculated shall change when and as any Credit Rating changes.

Debt Rating From S&P/Moody’s/Fitch	Facility Fee (Rates per annum)
> A+ / A1 / A+	6.0 bps
A / A2 / A1	8.0 bps
A- / A3 / A-	10.0 bps
BBB+ / Baa1 / BBB+	12.5 bps
BBB / Baa2 / BBB	17.5 bps
< BBB- / Baa3 / BBB-	22.5 bps

(b)           [Reserved]

(c)           Other Fees.

(i)        The Borrower shall pay to the Arrangers and the Agent for their own respective accounts fees in the amounts and at the times separately agreed by them.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)       The Borrower shall pay to the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)           Term-Out Fees.  The Borrower agrees to pay on the date of, and as a condition to the making of, the Term Advances a term-out fee in an amount equal to 1.0% of the principal amount of the Term Advances, payable to the Agent for the ratable benefit of the Banks.

Section 2.08.  Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ notice to the Agent and without premium or penalty, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided, that the Total Commitment shall not be reduced to an amount which is less than the aggregate principal amount of the Revolving Credit Obligations then outstanding; and provided further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.09.  Repayment of Advances.  The Borrower shall repay (i) on the Termination Date, the principal amount of each Revolving Credit Advance made to it and (ii) on the Term Maturity Date, the principal amount of the Term Advances.

Section 2.10.  Interest on Advances.  The Borrower shall pay interest on the unpaid principal amount of each Advance made to it by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           Base Rate Advances.  With respect to any Advance that is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable monthly in arrears on the tenth day of each month with respect to the previous month and on the date such Base Rate Advance shall be paid in full; provided, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Base Rate Margin in effect from time to time.  The Agent shall provide telephonic notice to the Borrower of the amount of interest due and payable on Base Rate Advances by a date not later than the date such payment is due; provided, however, that the Agent’s failure to give such notice shall not discharge the Borrower from the payment of interest but shall only delay the due date of such interest until such telephonic notice is given.  “Applicable Base Rate Margin” means a rate per annum determined in reference to the rates under the column “Applicable Base Rate Margin” set forth after clause (b) below on the basis of the Credit Ratings at such time; provided that from the Stated Termination Date, the Applicable Base Rate Margin shall be increased by the Facility Fee Rate.

(b)        Eurodollar Advances.  If such Advance is a Eurodollar Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above (x) if the originally scheduled Interest Period shall then be in effect, the sum of the Eurodollar Rate plus the Applicable Eurodollar Margin then in effect with respect to such Advance, and (y) in all other cases, the Base Rate plus the Applicable Base Rate Margin in effect from time to time.  “Applicable Eurodollar Margin” means, in respect of any Eurodollar Advance, a rate per annum determined as of the first day of the Interest Period for such Eurodollar Advance in reference to the rates under the column “Applicable Eurodollar Margin” set forth below on the basis of the Credit Ratings at such time; provided that from the Stated Termination Date, the Applicable Eurodollar Margin shall be increased by the Facility Fee Rate.

Debt Rating From S&P/Moody’s/Fitch	Applicable Eurodollar Margin	Applicable Base Rate Margin
> A+ / A1 / A+	69.0 bps	0 bps
A / A2 / A1	79.5 bps	0 bps
A- / A3 / A-	90.0 bps	0 bps
BBB+ / Baa1 / BBB+	100.0 bps	0 bps
BBB / Baa2 / BBB	107.5 bps	7.5 bps
< BBB- / Baa3 / BBB-	127.5 bps	27.5 bps

Section 2.11.  Additional Interest on Eurodollar Advances.  The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance made by such Bank to the Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance.

Section 2.12.  Interest Rate Determination.  (a) The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.10(a) or (b).

(b)           If the Agent shall, at least one Business Day before the date of any requested Borrowing or the Conversion or continuation of any Borrowing, notify the Borrower and the Banks that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance, the Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Advances, whereupon

(i)        each such Advance will automatically, on the last day of the then outstanding Interest Period therefor, Convert into, and with respect to a requested Advance as part of a requested Borrowing, such Advance shall be, a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(ii)       the rights of the Borrower to select, and the obligation of the Banks to make, or to Convert Advances into or continue Advances as, Eurodollar Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)           If, with respect to any Eurodollar Advances, the Majority Banks shall at least one Business Day before the requested date of, or the proposed Conversion or continuation of the Advances comprising all or part of, any Borrowing, notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Advances bearing interest at a Eurodollar Rate for such Interest Period, the Agent shall forthwith so notify the Borrower and the Banks, whereupon

(i)        each such outstanding Eurodollar Advance will automatically, on the last day of the then existing Interest Period therefor, Convert or be continued as, and with respect to a requested Advance as part of a requested Borrowing, such Advance shall be, a Base Rate Advance), and

(ii)       the rights of the Borrower to select, and the obligation of the Banks to make, or to Convert Advances into or continue Advances as, Eurodollar Advances shall be suspended until the Majority Banks have notified the Agent, and the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(d)           [Reserved]

(e)           [Reserved]

(f)            The Agent shall, upon becoming aware that the circumstances causing any such suspension referred to in Sections 2.12(b), 2.12(c) or 2.16 no longer apply, promptly so notify the Borrower; provided that the failure of the Agent to so notify the Borrower shall not impair the rights of the Banks under this Section 2.12 or Section 2.16, as applicable, or expose the Agent to any liability.

(g)           If (i) the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and the provisions of this Section 2.13, or (ii) is not entitled to Convert or continue such Advances into or as Eurodollar Rate Advances pursuant to this Section 2.13, the Agent will forthwith so notify the Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into (x) in the case of clause (i) above, Eurodollar Advances having an Interest Period of one month and (y) otherwise, Base Rate Advances.

(h)           On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, if they are Eurodollar Advances, automatically Convert into Base Rate Advances; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $5,000,000, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

Section 2.13.  Voluntary Conversion or Continuation of Advances.  The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Sections 2.12 and 2.16 and the provisos in this Section 2.13, Convert all or any part of the Advances of one Type comprising the same Borrowing into Advances of another Type or continue all or any part of the Advances of one Type comprising the same Borrowing as Advances of the same Type; provided, however, that any such Conversion or continuation of any Eurodollar Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances; and provided further, that no Advance may be Converted into or continued as, a Eurodollar Rate Advance, at any time that a Default or Event of Default has occurred and is continuing.  Any such Conversion or continuation of any Advances shall be in the minimum amounts and increments specified in Section 2.01(b).  Each such notice of a Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion (or continuation), (ii) the Advances to be Converted (or continued), and (iii) if such

Conversion (or continuation) is into (or of) Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

Section 2.14.  Prepayments.  (a) Subject to Section 9.04(b), if applicable, the Borrower may (i) following notice given to the Agent by the Borrower not later than 11:00 A.M. (New York City time) on the proposed date of prepayment, such notice specifying the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Base Rate Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and (ii) following notice given to the Agent by the Borrower not later than 11:00 A.M. (London time) three Business Days prior to the proposed date of prepayment, such notice specifying the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Eurodollar Rate Advances comprising a Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.  Each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

(b)           If on any date the Agent notifies the Company that the aggregate principal amount of all outstanding Revolving Credit Obligations exceeds the Total Commitment, the Borrower shall on such date prepay an aggregate principal amount of Advances ratably to the Banks in an amount equal to, or, at the option of the Borrower, greater than such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.  The Borrower may determine which Borrowing such prepayment shall be allocated to, and any such prepayment of Eurodollar Rate Advances shall be subject to the provision of Section 9.04(b).

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under clause (a) above if such prepayment would have resulted from a refinancing of the facilities hereunder, which refinancing shall not be consummated or shall otherwise be delayed.

Section 2.15.  Increased Costs and Reduced Return.  (a) If, due to a Change in Law (other than any change by way of imposition or increase of reserve requirements or, in the case of Eurodollar Advances, included in the Eurodollar Rate Reserve Percentage) there shall be any increase on or after the date hereof in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Advances or to any Bank, by an amount deemed by such Bank to be material, then the Borrower shall from time to time, within 15 days after demand by such Bank, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost.

(b)           If any Bank shall have determined that a Change in Law (including, without limitation, any Change in Law with respect to any taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto, other than Taxes, Other Taxes, and any such amounts excluded from the definition of Taxes by the first sentence of Section 2.20(a)) has or would have the effect on or after the date hereof of reducing the rate of return on such Bank’s capital or the capital of any corporation controlling such Bank as a consequence of such Bank’s obligation hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance by an amount deemed by such Bank to be material, then the Borrower shall, from time to time, within 15 days after demand by such Bank, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation for such reduction.

(c)           Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.  A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis for the calculation thereof shall be conclusive in the absence of manifest error.

(d)           The Borrower shall not be obligated to pay any additional amounts with respect to a demand under Section 2.15(a) or 2.15(b) that are attributable to the period (the “Excluded Period”) ending 120 days prior to the Borrower’s receipt of the certificate with respect to such demand required under Section 2.15(c); provided, however, that to the extent such additional amounts accrue during the Excluded Period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 120 day period prior to the Borrower’s receipt of such certificate, the limitation set forth in this Section 2.15(d) shall not apply.

(e)           If any Bank shall subsequently recoup any costs (other than from the Borrower) for which such Bank has theretofore been compensated by the Borrower under this Section 2.15, such Bank shall remit to the Borrower an amount equal to the amount of such recoupment.

Section 2.16.  Illegality.  (a) In the event that any Bank, as applicable, shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of its Eurodollar Advances has become unlawful because of the introduction of or any change in or in the interpretation of any law or regulation or because of the assertion of unlawfulness by any central bank or other governmental authority, then, in any such event, such Bank shall give prompt notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to the other Banks).

(b)           Upon the giving of the notice to the Borrower referred to in subsection (a) above, then (i) the obligation of the Banks to make, or to Convert Advances into or to continue Advances as, Eurodollar Advances, shall be suspended until the applicable Bank notifies the Agent and the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and (ii) if any affected Eurodollar Advances are then outstanding, the Borrower shall, upon at least one Business Day’s written notice to the Agent and the affected Bank, or if permitted by applicable law no later than the date permitted thereby, in the Borrower’s sole discretion, either (i) prepay the principal amount of all outstanding Eurodollar Advances of such Bank to which such notice related, together with accrued interest thereon to the date of payment or (ii) Convert each such Eurodollar Advance into a Base Rate Advance, and in each case be obligated to reimburse the Banks in respect thereof pursuant to Section 9.04(b) hereof.  If more than one Bank gives notice pursuant to Section 2.16(a) at any time, then all outstanding Eurodollar Advances of such Banks must be treated the same by the Borrower pursuant to this Section 2.16(b).  Any Base Rate Advance arising by reason of this Section 2.16(b) shall have an Interest Period assigned to it that ends on the date that the Eurodollar Advance for which it shall have been substituted would have expired, and the principal thereof and interest thereon shall be payable on the date that principal and interest would otherwise have been payable on such Eurodollar Advance.  Such Base Rate Advance may not be prepaid at any time prior to the date that the Eurodollar Advances comprising a part of such Borrowing shall be prepaid.

Section 2.17.  Payments and Computations.  (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent in same day funds, without set-off or counterclaim, by deposit of such funds to the Agent’s account maintained at the Payment Office in New York City.  The Agent will give the Borrower prior notice of the due date of the principal of any Advance and of the due date and amount of any fees payable hereunder; provided that the failure to give any such prior notice shall not limit the Borrower’s liability for such payment, but shall delay the due date of such payment for purposes of Sections 6.01(a) or (b), as applicable, by the number of days after such due date that such notice is given.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.15 or 2.20 or as contemplated by Section 2.24) to the applicable Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable

Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)           All computations of interest based on Bank of America’s prime rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent, and all computations of interest pursuant to Section 2.11 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Agent (or, in the case of Section 2.11, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to it on such date and it may, in reliance upon such assumption, cause (but shall not be required to cause) to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent the Borrower shall not have so made such payment in full to the Agent as applicable, each Bank shall repay to the Agent as applicable, forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent at the Overnight Rate, plus any administrative, processing or similar fees customarily charged in connection with the foregoing.

Section 2.18.  Sharing of Payments, Etc.  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.11, 2.15 or 2.20 or as contemplated by Section 2.24) in excess of its ratable share of payments on account of the Advances held by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a Bank hereunder in the amount of such participation.

Section 2.19.  [Reserved]

Section 2.20.  Taxes.  (a) Subject to Section 2.20(f), any and all payments by the Borrower under the Loan Documents shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Bank and the Agent, (A) taxes imposed on its income, branch profits taxes and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent (as the case may be) is organized or carries on business (other than any such taxes imposed by any jurisdiction in which such Person would not be deemed to be carrying on business but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document) and (B) any withholding taxes (including any backup withholding taxes) imposed by the United States of America with respect to payments under the Loan Documents under the laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), but not excluding any such withholding taxes payable as a result of any change in such laws occurring on or after the Closing Date (or, in the case of any assignee party to an Assignment and Acceptance, after the effective date of its becoming a “Bank” hereunder), and (ii) in the case of each Bank, taxes imposed on or measured by its income, branch profits taxes and franchise taxes imposed on it, as a result of a present or former connection between such Bank and the jurisdiction of the governmental authority imposing such tax or any taxing authority thereof or therein (other than any such taxes that would not be imposed but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  Subject to Section 2.20(f), if the Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Bank or the Agent, (x) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrower or the Agent, as applicable, shall make such deductions and (z) the Borrower or the Agent, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges and similar levies which arise from any payment made by the Borrower under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower will indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses reasonably incurred) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be obligated to make payment to such Bank or the Agent (as the case may be) pursuant to this Section 2.20(c) in respect of penalties, interest or expenses attributable to such Taxes or Other Taxes if such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Person seeking indemnification under this Section 2.20(c).  This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor by delivering a certificate setting forth in reasonable detail the amount of the indemnification to be made hereunder and the basis for the calculation thereof, which certificate shall be conclusive in the absence of manifest error.  The Borrower shall not be obligated to pay any indemnification with respect to a demand under this Section 2.20(c) relating to amounts incurred more than 120 days prior to the Borrower’s receipt of the certificate with respect to such demand required under this Section 2.20(c); provided, that if the circumstances giving rise to such demand are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.

(d)           The Agent may, from time to time, request that the Borrower furnish (and the Borrower shall, reasonably promptly following any such request, furnish) to the Agent the originals or certified copies of receipts evidencing the payment of Taxes or Other Taxes by and on behalf of the Borrower (or any other form, certificate or document reasonably acceptable to the Agent).

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of principal and interest hereunder and under the Notes.

(f)            (i) On or prior to the Closing Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a

“Bank” hereunder), each Bank organized under the laws of a jurisdiction outside the United States of America shall, to the extent it is legally entitled to do so, provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States of America certifying such Bank’s exemption from withholding taxes imposed by the United States of America with respect to all payments to be made to such Bank (as the case may be) under any Loan Document, and each such Bank shall thereafter provide the Agent and the Borrower with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.  If a Bank that is organized under the laws of a jurisdiction outside the United States of America shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Bank under any Loan Document to the extent that such taxes would not have been imposed but for such Bank’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), during the period that such failure or deficiency shall continue, and the Borrower or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made under any Loan Document at the applicable statutory rate.

(ii)       Each Bank that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall, on or prior to the Closing Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), provide the Agent and the Borrower with two complete copies of Internal Revenue Service Form W-9, and each such Bank shall thereafter provide the Agent and the Borrower with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.  If a Bank that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(ii), then (a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Bank under any Loan Document to the extent that such taxes would not have been imposed but for such Bank’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(ii), during the period that such failure or deficiency shall continue, and the Borrower or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made, under any Loan Document at the applicable statutory rate.

(g)        If any Bank determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes or Other Taxes paid or reimbursed by the Borrower pursuant to this Section 2.20 in respect of payments under any Loan Document, a current monetary benefit that it would otherwise not have obtained but for such refund, deduction or credit, and that would result in the total payments under this Section 2.20 exceeding the amount needed to make such Bank whole, such Bank shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all reasonable out-of-pocket expenses incurred in securing such refund, deduction or credit; provided, however, that (i) such Bank shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing contained in this Section 2.20(g) shall be construed so as to interfere with the right of any Bank to arrange its tax affairs as it deems appropriate.

(h)        Notwithstanding any provision in this Agreement to the contrary, for any period with respect to which any Bank (including any assignee party to an Assignment and Acceptance that becomes a “Bank” hereunder) has failed to deliver, or has improperly delivered, to the Borrower or the Agent (as the case may be) the appropriate form, certificate, statement or document required to be delivered in Section 2.20(f) or Section 2.20(k), such Bank shall not be entitled to indemnification under Section 2.20(c) for any Taxes or Other Taxes imposed by reason of such failure or improper delivery.

(i)         Any Bank claiming any indemnification or additional amounts payable pursuant to this Section 2.20 will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, any such indemnification or additional amounts and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(j)         Notwithstanding any provision in this Agreement to the contrary, if any Bank changes its residence, principal place of business or Applicable Lending Office or takes any similar action (other than at the Borrower’s request or pursuant to Section 2.20(i)), and the effect of such change or action, as of the date thereof, would be to increase the additional amounts or indemnification that the Borrower is required to pay under Section 2.20(a) and Section 2.20(c) then the Borrower shall not be obligated to pay the amount of such increase.

(k)        If any payment made pursuant to the Loan Documents would be subject to U.S. federal withholding tax imposed by FATCA if the recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code)

and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  If a recipient of any payment made pursuant to any Loan Document shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(k), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such recipient under any Loan Document to the extent that such taxes would not have been imposed but for such recipient’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(k), during the period that such failure or deficiency shall continue, and the Borrower or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made under any Loan Document at the applicable statutory rate.

(l)         Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Bank’s failure to comply with the provisions of Section 9.08(e) relating to the maintenance of a Participant Register and (iii) any other taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (l).

Section 2.21.  Substitution of Banks.  In the event that (w) any Bank shall not have consented to any amendment to this Agreement requiring the consent of all Banks whereas the Majority Banks have consented; (x) any one or more Banks, pursuant to Section 2.15 hereof, incurs any increased costs, receives a reduced payment or is required to make any payment for which any such Bank demands compensation pursuant to such Section, or makes a claim for indemnity or compensation under Section 2.20 hereof with respect to a payment when no other Bank makes a claim for indemnity or compensation under Section 2.20 with respect to such payment, in any such case which compensation or indemnity increases the effective lending rate of such Bank with respect to its share of the Advances in excess of the effective lending rate of the other Banks, and such Bank has not mitigated such increased costs, reduced payment or additional payment within 30 days after receipt by such Bank from the Borrower of a written notice that such Bank’s effective lending rate has so exceeded the effective lending rate of the other Banks; (y) any one or more Banks have determined pursuant to Section 2.16(a) that it may not make or maintain all or certain of its Eurodollar Advances at such time (and the other Banks shall continue to be able to make or maintain their corresponding Eurodollar Advances at such time) and the inability of such Bank, as applicable, to make or maintain such Eurodollar Advances continues for 30 or more days after the receipt by the Borrower from such Bank of written notice of such inability and the Borrower’s request that such Bank alleviate such inability; or (z) any Bank is a Defaulting Bank; then and in any such event, the Borrower may substitute for such Bank an existing Bank, or another financial institution which is reasonably acceptable to the Agent, to assume the Commitment of such Bank and to purchase the Note of such Bank hereunder, without recourse to or warranty (other than as to unencumbered ownership) by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Advances then payable to such Bank plus any accrued but unpaid interest and accrued but unpaid fees with respect thereto; provided that in the case of clause (w) above, such substitute Bank shall have provided the applicable consent.  Such purchase shall be effected by execution and delivery by such Bank and its replacement of an Assignment and Acceptance, and shall otherwise be made in the manner described in Section 9.08.  Upon such purchase, to the extent of the rights and benefits assigned, such Bank shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Bank would retain hereunder upon termination of this Agreement) and the replacement Bank shall succeed to the rights and benefits, and shall assume the obligations, of such Bank hereunder and under its Note.

Section 2.22.  [Reserved]

Section 2.23.  [Reserved]

Section 2.24.  Defaulting Banks.

(a)        Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)        Waivers and Amendments.  That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Banks.

(ii)       Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 9.05) hereunder, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy obligations of that Defaulting Bank to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances and (y) such Advances were made at a time when the applicable conditions set forth in Article 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Bank until such time as all Advances are held by the Banks pro rata as contemplated hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied to pay amounts owed by a Defaulting Bank pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii)      Certain Fees.  Each Defaulting Bank shall be entitled to receive a facility fee pursuant to Section 2.07(a) for any period during which that Bank is a Defaulting Bank only to the extent allocatable to the outstanding amount of the Advances funded by it. With respect to facility fees not required to be paid to any Defaulting Bank pursuant to the immediately preceding sentence, the Borrower shall not be required to pay the remaining amount of any such fee.

(b)        Defaulting Bank Cure.  If the Borrower and the Agent agree in writing that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Banks according to their Applicable Percentages, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.01.  Conditions Precedent to this Agreement and to Initial Extensions of Credit.  (a) The effectiveness of this Agreement on the Closing Date and the obligation of each Bank to make its initial Advance on the occasion of the initial Borrowing by the Borrower is subject to the conditions precedent that (x) all facility, agency and administrative fees provided for under the terms of this Agreement, accrued to the Closing Date, shall have been paid by the Borrower; (y) all obligations under the Original Credit Agreement shall have been paid in full and all commitments thereunder or guarantees thereof shall have been terminated and (z) the Agent shall have received on or before the Closing Date the following, each dated as of the Closing Date in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Bank:

(i)        A fully executed copy of this Agreement and, for each Bank requesting the same, a Note of the Borrower payable to the order of such Bank.

(ii)       Certified copies of (A) the resolutions of the board of directors of the Borrower approving this Agreement and the Notes; and (B) all documents evidencing other necessary corporate or other authorizing action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)      Signed copies of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of the Borrower certifying the names and true signatures of the officers or other representatives of the Borrower authorized to sign this Agreement and the Notes and the other documents or certificates to be delivered by the Borrower pursuant to this Agreement.  The Agent may conclusively rely on such certificate until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative canceling or amending the prior certificate and submitting the signatures of the officers or other representatives named in such further certificate.

(iv)     A certificate executed by the Treasurer of the Borrower on behalf of the Borrower certifying that as of the Closing Date, since December 31, 2010 there has been no material adverse change in the business, financial condition, operations, properties or performance of the Borrower and its Subsidiaries, taken as a whole, or in the ability of the Borrower to perform its obligations under this Agreement or any Note; provided that any change in the market price, credit rating or trading value of the securities of the Borrower or its Subsidiaries shall not, by itself, be taken into account in determining whether there has been such a material adverse change.

(v)      Favorable opinions of the General Counsel or an associate general counsel of the Borrower in substantially the form of Exhibit D hereto and special counsel for the Borrower in form and substance reasonably satisfactory to the Agent.  Such counsel shall be reasonably satisfactory to the Agent.

(vi)     All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 3.02.  Conditions Precedent to Each Borrowing.  The obligation of each Bank to make an Advance on the occasion of each Borrowing pursuant to Section 2.02 (including the initial Borrowing but excluding an Acquisition Funding) by the Borrower shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the Agent shall have received for the account of such Bank a certificate signed by a duly authorized officer of the Borrower as follows:

(i)        The representations and warranties contained in Section 4.01 (other than subsection (p) thereof) are correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)       No Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;

and (b) other than in the case of a Term Advance, if the Agent shall have reasonably requested prior to the delivery of the Notice of Borrowing for such Borrowing such approvals, opinions or other documents as the Agent is permitted to request hereunder, the Agent shall have received such approvals, opinions or documents.

Section 3.03.  Conditions Precedent to Acquisition Funding.  The obligation of each Bank to make that portion of an Advance representing an Acquisition Funding shall be subject to the following conditions precedent:

(a)        The Closing Date shall have occurred.

(b)        The Merger shall occur substantially concurrently with such Acquisition Funding in accordance with the Merger Agreement, and the Merger Agreement shall not have been amended or modified, and no condition waived or consent granted, in any manner that is materially adverse to the Banks without the Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)        There shall not have occurred since January 1, 2011 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, an Acquisition Funding Date Material Adverse Effect on the Target.

(d)        (i) The Merger Agreement Representations and the Specified Representations shall be accurate as of the Acquisition Funding Date and (ii) the execution, delivery and performance by the Borrower of this Agreement and its Notes to which it is a party do not contravene the Surviving Nalco Bonds.

(e)        The Borrower shall have long term unsecured senior non-credit enhanced debt rating from two of the Rating Agencies.

ARTICLE 4
REPRESENTATION AND WARRANTIES

Section 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Banks and the Agent as follows:

(a)        The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)        The execution, delivery and performance by the Borrower of this Agreement and its Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s restated certificate of incorporation or by-laws or (ii) law or any material contractual restriction binding on the Borrower.

(c)        No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and its Notes, except any such approvals, notices, actions or filings which have already been made, obtained or given.

(d)        This Agreement and the Borrower’s Notes are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e)        The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2010 and June 30, 2011, and the related statements of income, cash flows and shareholders’ equity of the Borrower and its Consolidated Subsidiaries for the fiscal year or fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements).

(f)         There are no pending actions, suits or proceedings against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is (in the best judgment of the Borrower) a reasonable possibility of an adverse decision which would affect (i) the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, to the extent that there is (in the best judgment of the Borrower) a reasonable possibility that such decision would prevent the Borrower from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement or any Note.

(g)        United States federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the year ended December 31, 1998.  The Borrower and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes or assessments, if any, as are being contested in good faith by appropriate proceedings.

(h)        Each of the Borrower’s Significant Subsidiaries is duly organized, validly existing and in good standing (or the equivalent under applicable local law) under the laws of its jurisdiction of organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to do so could not reasonably be expected to affect (i) the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent the Borrower from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement.

(i)         No Termination Event or Foreign Benefit Event has occurred, is still in existence, and is reasonably expected, singly or together with other such events that have occurred, to result in a Material Adverse Effect.

(j)         There has been no failure, with respect to any Plan, to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA where such failure would result in the imposition of an encumbrance under Section 430(k) of the Code or Section 303(k) of ERISA.

(k)        Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that is reasonably expected to result in a Material Adverse Effect.

(l)         Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or are then being terminated is reasonably expected to result in a Material Adverse Effect.

(m)       The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in material compliance with any permits, approvals or authorizations required pursuant to Environmental Law, and neither the Borrower nor any of its Subsidiaries has been cited in writing as being in violation of any Environmental Laws by any Governmental Authority responsible for or having jurisdiction over hazardous waste disposal, where the failure to so comply or being so cited would (in the best judgment of the Borrower) materially affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries, to the extent that there is (in the best judgment of the Borrower) a reasonable possibility that such non-compliance or being so cited would materially prevent the Borrower from repaying its obligations under this Agreement in accordance with the terms hereof.

(n)        There are no pending or, to the knowledge of the Borrower, threatened actions, suits or proceedings against the Borrower or any of its Subsidiaries before any court or arbitrator or other governmental agency or authority pursuant to any Environmental Law, in which there is (in the best judgment of the Borrower) a reasonable possibility of an adverse decision which would materially affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries to the extent that there is (in the best judgment of the Borrower) a reasonable possibility that such decision would prevent the Borrower from repaying its obligations under this Agreement in accordance with the terms hereof.

(o)        Except as would not reasonably be expected to have a Material Adverse Effect, there have been no Releases of Hazardous Materials at any property currently owned, leased or operated by the Borrower or any Subsidiary, or to the knowledge of the Borrower, at any locations formerly owned, leased or operated by the Borrower or any of its Subsidiaries.

(p)        As of the Closing Date, since December 31, 2010 there has been no material adverse change in the business, financial condition, operations, properties or performance of the Borrower and its Subsidiaries, taken as a whole, or in the ability of the Borrower to perform its obligations under this Agreement or any Note.

(q)        [Reserved.]

(r)         None of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(s)        The proceeds of any Advance shall be applied for the purpose specified in Section 5.01(g).  No Borrower is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock.  The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 211.2(g) of Regulation U issued by the Board of Governors of the Federal Reserve System) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.

ARTICLE 5
COVENANTS OF THE BORROWER

Section 5.01.  Affirmative Covenants.  So long as any Note or Advance shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

(a)        Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, except where the failure to do so could not reasonably be expected to affect (x) the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent the Borrower from repaying its obligations in accordance with the terms of this Agreement, or (y) the legality, validity or enforceability of this Agreement.

(b)                       Reporting Requirements.  Furnish to the Banks:

(i)                       as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the consolidated statements of income and shareholders’ equity and the consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a designated financial officer of the Borrower;

(ii)                    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing financial statements for such year certified by PricewaterhouseCoopers or other independent public accountants acceptable to the Majority Banks (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(iii)                 within the designated time frame for the delivery of financial statements referred to in clauses (i) and (ii) above, a certificate of a designated financial officer of the Borrower (A) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.02(a), 5.02(d)(v) or 5.03 on the date of such financial statements and (B) stating whether there exists on the date of such certificate any Default or Event of Default, and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking with respect thereto;

(iv)                promptly after the sending or filing thereof, copies of all reports which the Borrower sends generally to its security holders, and copies of all periodic reports (including reports on Form 8-K) and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission (other than registration statements on Form S-8 or Form 11-K, or registration statements on Form S-3 relating solely to the registration of securities for resale by the holders thereof);

(v)                   as soon as possible and, in any event, within 14 Business Days after the Borrower (in its best judgment) has made a determination pursuant to any notice or claim received by the Borrower or any of its

Subsidiaries to the effect that the Borrower or any of its Subsidiaries is a potentially responsible party for response costs incurred or to be incurred at any facility, other than a facility owned or operated by the Borrower or any of its Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act or any state, foreign or local equivalent, that the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, a copy of such notice or claim and a statement of an officer of the Borrower explaining the Borrower’s understanding of the basis for such notice or claim;

(vi)                as soon as possible and, in any event, within 14 Business Days from the date the Borrower (in its best judgment) makes a determination, pursuant to any notice given with respect to property owned or operated by the Borrower or any of its Subsidiaries, to any Governmental Authority under any applicable Environmental Law, reporting a Release of a Hazardous Material, for which the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, a copy of such notice and a statement of an officer of the Borrower explaining the Borrower’s understanding of the basis for such notice;

(vii)             as soon as possible and, in any event, within 14 Business Days after the Borrower acquires actual knowledge that the operations or facilities of the Borrower or any of its Subsidiaries have become the subject of any state or federal investigation evaluating whether any remedial action pursuant to the National Contingency Plan, or any state, foreign or local equivalent, is needed to respond to a Release or threatened Release of a Hazardous Material, if it could reasonably be expected that the cost to the Borrower and its Subsidiaries of the anticipated remedial action would have a Material Adverse Effect, a statement by an officer of the Borrower informing the Banks of such investigation and explaining the Borrower’s understanding of the basis for such investigation;

(viii)          as soon as possible and, in any event, within 14 Business Days after the Borrower acquires actual knowledge that any of the operations or facilities of the Borrower or any of its Subsidiaries become listed or is proposed for listing on the National Priorities List in accordance with 40 C.F.R. Part 300, Appendix B, or any state, foreign or local equivalent, and it could reasonably be expected that the cost to the Borrower and its Subsidiaries of response costs related thereto would have a Material Adverse Effect, a statement by an officer of the Borrower so informing the Banks and explaining the Borrower’s understanding of the basis for such listing or notice;

(ix)                  as soon as possible and in any event within 45 days after the Borrower or any of its ERISA Affiliates acquires actual knowledge that a Termination Event or Foreign Benefit Event with respect to any Plan or Foreign Pension Plan, respectively, has occurred, if the aggregate liability incurred or expected to be incurred pursuant to such Termination Event or Foreign Benefit Event, together with any other Termination Events or Foreign Benefit Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a statement of an officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any of its ERISA Affiliates proposes to take with respect thereto;

(x)                     promptly and in any event within 7 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice received by the Borrower or any such ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(xi)                  promptly and in any event within 14 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, if the amount of liability incurred or expected to be incurred pursuant to such notice would reasonably be expected to result in a Material Adverse Effect, a copy of each such notice received by the Borrower or such ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by such Multiemployer Plan, (B) the determination that such Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of such Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or expected to be incurred, by the Borrower or any such ERISA Affiliate, as the case may be, in connection with any event described in clause (A), (B) or (C) above;

(xii)               as soon as possible and, in any event, within 5 Business Days after the Borrower acquires actual knowledge that either of its Credit Ratings has changed, written notice informing the Agent of such change; and

(xiii)            promptly, and in any event as soon as reasonably practicable, such other information with respect to the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries or ERISA Affiliates as any Bank through the Agent may from time to time reasonably request, including, without limitation, Schedule B (Actuarial Information) to the annual reports (Form 5500 Series) filed with the Internal Revenue Service for each Plan; and

(xiv)           promptly, and in any event within 5 Business Days upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, the Borrower shall provide written notice of (A) the occurrence of any Default or Event of Default that is then continuing, or (B) the occurrence of any other event or development that could reasonably be expected to have a Material Adverse Effect.

With respect to any financial statement, report or other document required to be delivered to the Banks pursuant to clauses (i), (ii) or (iv) above, the Borrower shall be deemed to have fulfilled its obligation to deliver such document to the extent that such document has been filed electronically with the Securities and Exchange Commission and is available on the web site operated by the Securities and Exchange Commission on or before the date that such document is required to be delivered pursuant to such clause.

(c)                        Corporate Existence.  Subject to Section 5.02(b), preserve and keep, and will cause each of its Subsidiaries to preserve and keep, its corporate existence, rights, franchises and licenses in full force and effect, provided, however, that the Borrower may terminate the corporate existence of any Subsidiary, or permit the termination or abandonment of any Subsidiary, or permit the termination or abandonment of any right, franchise or license if, in the good faith judgment of the appropriate officer or officers of the Borrower, such termination or abandonment is not materially disadvantageous to the Borrower and is not materially disadvantageous to the Banks or the holders of the Notes.

(d)                       Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with sound and reputable insurers (or self-insure) covering all such properties and risks as are customarily insured by (or self-insured by), and in amounts not less than those customarily carried by, corporations engaged in similar businesses and similarly situated.

(e)                        Properties.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, in all material respects its properties which are deemed by the Borrower or such Subsidiary to be necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f)                          Business.  Without prohibiting the Borrower from making acquisitions or divestitures permitted under Section 5.02(b), remain in the same businesses, similar businesses or other businesses reasonably related thereto, taken as a whole, as are carried on at the date of this Agreement.

(g)                       Use of Proceeds.  Use the proceeds of the Advances made under this Agreement only for general corporate purposes, including, without limitation, the repurchase of shares of capital stock of the Borrower (as duly approved by the Borrower’s board of directors from time to time), the repayment of other indebtedness, acquisitions and the backstop of commercial paper.

(h)                       Inspection Rights.  Permit, and cause each of its Significant Subsidiaries to permit, representatives designated by the Agent, at the expense of the Agent, upon reasonable prior notice (given to a senior financial officer of the Borrower), to visit and inspect its properties, and to discuss its financial affairs with its senior officers, and the Borrower will furnish to the Agent from the books of the Borrower and its Subsidiaries such financial information as the Agent shall reasonably request upon such reasonable conditions relating to confidentiality of the material and information so supplied as the Borrower may impose for compliance with Section 9.13, all at such reasonable times during regular business hours; provided that, all such inspections, discussions and information requests shall relate to compliance by the Borrower with the terms of this Agreement; provided further that, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to not more than once per year; and provided further that neither the Borrower nor any of its Subsidiaries shall be required to disclose any information subject to its attorney client privilege.  The Agent may provide to any Bank such information obtained by the Agent as a result of such inspection as may reasonably be requested by such Bank subject to Section 9.13.

Section 5.02.  Negative Covenants.  So long as any Note or Advance shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Banks:

(a)                        Liens, Etc.  Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance (“Lien”) upon or with respect to any of its properties (other than Margin Stock), whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than (i) Liens securing Debt which in the aggregate does not exceed $150,000,000, or (ii) Liens granted by any Consolidated Subsidiary as security for any Debt owing to the Borrower or to a Wholly-Owned Consolidated Subsidiary or Liens in favor of the Agent or any Bank with respect to the Loan Documents.

(b)                       Consolidations, Mergers and Sales of Assets.  Consolidate with or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (other than Margin Stock) to any other Person or permit any Significant Subsidiary to consolidate with, merge into or sell, lease or otherwise transfer all or substantially all of its assets to any Person other than the Borrower or a Wholly-Owned Consolidated Subsidiary except:

(i)                       the Borrower may merge or consolidate with any other entity so long as the Borrower is the surviving entity in such transaction and immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default;

(ii)                    the Borrower may merge into any other entity solely for the purpose of redomiciling so long as the surviving entity in such transaction expressly assumes all of the obligations of the Borrower under this Agreement, under its Notes and under the letter agreement referred to in Section 2.07(c) and immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing; and

(iii)                 any Significant Subsidiary may consolidate or merge with or sell, lease or otherwise transfer all or substantially all of its assets to any other Person so long as immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default.

(c)                        Use of Proceeds for Securities Purchases.  Use any proceeds of any Advance to acquire any security in any transaction which is subject to Section 13(d), 13(g) or 14(d) of the Exchange Act except to the extent such transaction complies with the Exchange Act and the rules and regulations thereunder.

(d)                       Priority Debt.  Permit any Subsidiary to create, incur or suffer to exist any Priority Debt except (i) Debt under the Loan Documents, (ii) Debt owed to the Borrower or a Subsidiary, (iii) Debt of one or more Subsidiaries (other than Target) existing at the time such Subsidiaries become Subsidiaries (and not incurred in anticipation thereof) in an aggregate principal amount for all Debt incurred or assumed pursuant to this clause (iii) not to exceed $300,000,000 outstanding at any time and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not (x) increase the aggregate principal amount of such Debt (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith) and (y) does not change the obligors thereunder, (iv) Debt secured by any Lien permitted by Section 5.02(a) (and any guarantee of such Debt by any Subsidiary) and (v) other Debt in an aggregate amount outstanding at any time, not greater than (A) for the period commencing on the Acquisition Funding Date and ending on the date that is 60 days thereafter, $2,000,000,000, and (B) otherwise, the greater of 15% of Consolidated Tangible Assets and $750,000,000 (it being understood that, for the purpose of calculating utilization of the basket in clause (iii) or this clause (v), Debt of a Subsidiary and guarantees of such Debt by any other Subsidiary shall not be double counted).

Section 5.03.  Financial Covenant.  The Borrower will maintain as of the last day of each Measurement Period (commencing with the Measurement Period ending December 31, 2011)  a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.5:1.0.

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                        The Borrower shall fail to pay any principal of any Note, or of any Advance not evidenced by a Note when due; or

(b)                       The Borrower shall fail to pay any fee under this Agreement or any interest on any Note (or on any Advance not evidenced by a Note) within ten days after the due date thereof; or

(c)                        Any written representation or warranty made by the Borrower herein or in connection with this Agreement or by any Subsidiary Guarantor in any Subsidiary Guaranty shall prove to have been incorrect in any material respect when made; provided that if any such representation or warranty shall have been incorrect through inadvertence or oversight, no Event of Default shall occur if such representation or warranty shall be made correct within 30 days after the Borrower shall have discovered the error; or

(d)                       The Borrower shall fail to perform or observe any of the covenants contained in Section 5.02, Section 5.01(b)(xiv)(A) (other than with respect to any involuntary Lien for purposes of Section 5.02(a)) or Section 5.03; or the Borrower shall fail to perform or observe any other term, covenant (including Section 5.02(a) with respect to any involuntary Lien) or agreement contained in this Agreement or any Subsidiary Guaranty, other than in (a) or (b) above, on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Bank; or

(e)                        The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 (or its equivalent in any other currency) in the aggregate (but excluding Debt evidenced by the Notes or consisting of Advances not evidenced by the Notes) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or a prepayment required due to a voluntary sale or condemnation of collateral securing such Debt, or in the case of Debt which was Debt of an entity acquired by the Borrower or any of its Subsidiaries and which Debt was assumed by the Borrower or such Subsidiary as part of such acquisition, a prepayment required due to a sale or other transfer or condemnation of assets), prior to the stated maturity thereof; or any “Event of Default”, as defined in the 5-Year Facility, shall have occurred; or

(f)                          The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Borrower or any of its Significant Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other result adverse to the Borrower or such Significant Subsidiary; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)                       Any judgment or order for the payment of money (to the extent not covered by insurance under which the insurer has admitted its liability in writing) in excess of $100,000,000 (or its equivalent in any other currency) shall be rendered against the Borrower or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any time at which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or (ii) enforcement proceedings shall not have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                       A Change of Control shall have occurred;

(i)                           A Termination Event (or Foreign Benefit Event) occurs which, singly or together with any other Termination Events (and Foreign Benefit Events) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)                           Any Subsidiary Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations under the Loan Documents, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any Subsidiary Guaranty; or any Subsidiary Guarantor disavows any of its material obligations under any Subsidiary Guaranty;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, any Advances not evidenced by Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default described in Section 6.01(f), (x) the obligation of each Bank to make Advances shall automatically be terminated and (y) the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7
THE AGENT

Section 7.01.  Appointment and Authority.  Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Banks, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 7.02.  Rights as a Bank.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

Section 7.03.  Exculpation Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)                        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01 or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Bank.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04.  Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank prior to the making of such Advance.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.  Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06.  Resignation of Agent.  The Agent may at any time give notice of its resignation to the Banks and the Borrower.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with and with the approval of the Borrower (which approval shall not be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.12 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07.  Non-Reliance on Agent and Other Banks.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the joint lead arrangers or co-syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder

Section 7.09.  Indemnification.  The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amount of Advances then held by each of them (or if no Advances are at the time outstanding or if any Advances are held by Persons which are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the Euro-Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent, as applicable, promptly on demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, including, without limitation, an exercise of rights pursuant to Section 5.01(h), to the extent that the Agent is not reimbursed for such expenses by the Borrower.

ARTICLE 8
[Reserved]

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, in each case with the written consent of the Borrower (it being understood that the Borrower shall provide copy to the Agent; provided that the failure of the Borrower to provide such copy shall not impact the effectiveness of such amendment on waiver) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (i) waive any of the conditions specified in Section 3.01; (ii) except as set forth in Section 2.08, increase the Commitments of the Banks or subject the Banks to any additional obligations, (iii) extend the Termination Date, the Stated Termination Date or the Term Maturity Date, (iv) reduce the principal of, or interest on, the Advances, the Notes or any fees or other amounts payable hereunder, (v) postpone any scheduled payment date for the payment of principal of, or interest on, the Advances, the Notes or any fees payable hereunder, (vi) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Advances, which shall be required for the Banks or any of the Banks to take any action hereunder or (vii) amend this Section 9.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement.

Section 9.02.  Notices, Etc.  (a) All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or by overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                       if to the Borrower, at Ecolab Center, 370 Wabasha Street North, Saint Paul, MN 55102, Attention: Treasurer, Telecopier No. 651-225-3497, with a copy to the Borrower at the same address, Attention: General Counsel;

(ii)                    if to any Bank, at its Applicable Lending Office or such other office specified in the Assignment and Acceptance pursuant to which it became a party hereto;

(iii)                 if to the Agent, at its address at Bank of America Plaza, 101 S Tryon Street, Charlotte NC 28255-0001, Attention: Darleen R. Parmelee, Telecopier: 704-409-0645.

or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent (or as to any Bank, by notice to the Agent and the Borrower).  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)                       The Borrower hereby agrees that it will provide to the Agent (unless otherwise agreed to by the Agent) all information, documents and other materials that it is obligated to furnish to the Agent or the Banks, as applicable, pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding, unless otherwise approved by the Agent, any such communication that (i) relates to a request for a new, or a Conversion or Continuation of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to the email address specified by the Agent and pursuant to procedures reasonably acceptable to the Agent.  In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner otherwise specified in this Agreement unless otherwise agreed by the Agent.

(c)                        The Agent agrees to make the Communications available to the Banks by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).  The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

The Borrower hereby further acknowledges that  certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Communications that the Borrower intends are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers and the Banks to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.13); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(d)                       THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e)                        The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the

Communications to the Agent for purposes of Section 9.02.  Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of Section 9.02.  Each Bank agrees to notify the Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address; provided that (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) (provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient), and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.03.  No Waiver; Remedies.  No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.  Costs and Expenses.  (a) The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to rights and responsibilities under this Agreement, and all costs and expenses, if any, of the Agent and the Banks (including, without limitation, reasonable counsel fees and expenses, which may be allocated costs of counsel who are employees of any Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b)                       If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Notes and Advances not evidenced by the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses (but excluding loss of any Applicable Margin), costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.  Such Bank’s demand shall set forth the reasonable basis for calculation of such loss, cost or expense.

Section 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making by the Majority Banks of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes or Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured (other than as provided in clause (b) above); provided that in the event that any Defaulting Bank shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Revolving Credit Obligations owing to such Defaulting Bank as to which it exercised such right of set-off.  Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 9.06.  Judgment.  (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency at London, England on the third Business Day preceding that on which final judgment is given.

(b)                       The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Bank or the Agent under the Notes held by such

Bank shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Bank or the Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Bank or the Agent (as the case may be) in the Original Currency, such Bank or the Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 9.07.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 9.08(a), (b) by way of participation in accordance with the provisions of Section 9.08(e) and (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.08(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.08.  Assignments and Participations.  (a) Each Bank may, upon obtaining the prior written consent of the Agent (which consent by any such party shall not be unreasonably withheld or delayed), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations so assigned, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) may be in the amount of such Bank’s entire Commitment but otherwise shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000 unless the Borrower and the Agent otherwise consent, (iii) each such assignment shall be to an Eligible

Assignee, (iv) the parties to each such assignment shall (A) execute and deliver to the Agent for its acceptance and recording in the Register, an Assignment and Acceptance and (B) deliver to the Agent a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recording fee, (v) if no Event of Default has occurred and is continuing, the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for an assignment by a Bank to an assignee which is not a Bank or an Affiliate or Approved Fund of a Bank, and (vi) consent of the Agent shall not be required for an assignment by a Bank to an assignee which is a Bank or an Affiliate or Approved Fund of a Bank.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Business Days after the execution thereof, the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b)                       By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) or 5.01(b) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c)                        The Agent (or a party designated by the Agent, which may include the Borrower) shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”).  The Agent (or its designee) shall also reflect in the Register the transfer of any portion of any Bank’s interest in the Notes, any Advances not evidenced by a Note or any other obligations hereunder (collectively, the “Obligations”), and the Agent (or its designee) shall retain a copy of the assignment transferring the Obligations for the registration or transfer of the Obligations, and shall enter the names and addresses of the transferees of the Obligations.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  Solely for purposes of this Section 9.08(c) and for tax purposes only, the Agent (or its designee) shall be the Borrower’s agent for purposes of maintaining the Register and notations of transfer in the Register.  The Obligations are registered obligations and the right, title and interest of any Bank and/or its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the Register (and each Note shall expressly so provide).  This Section 9.08(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations.

(d)                       Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e)                        Each Bank may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note and the maker of any Advance for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) any agreement between such Bank and any participant in connection with such participating interest shall not restrict such Bank’s right to agree to any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except (to the extent such participant would be affected thereby) a reduction of the principal of, or interest on, any Advance or postponement of any date fixed for payment thereof.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)                          The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such participant (A) agrees to be subject to the provisions of Sections 2.20(i) and 2.21 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.20, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(g)                       Notwithstanding any other provisions set forth in this Agreement, any Bank at any time may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal of and/or interest on the Advances) under this Agreement to any Federal Reserve Bank or any central bank having jurisdiction over such Bank without notice to or consent of the Borrower, any other Bank or the Agent.

Section 9.09.  Consent to Jurisdiction.  (a) The Borrower hereby irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or in such federal court.  The Borrower hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The Borrower has irrevocably appointed CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address with a copy to the Borrower at its address referred to in Section 9.02, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower its address referred to in Section 9.02.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                       Nothing in this Section 9.09 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

Section 9.10.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.12.  Indemnification.

(a)                        Indemnification by the Borrower.  The Borrower agrees to indemnify and hold harmless the Agent, each Bank, and each of their affiliates and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation or proceeding related to the Advances, the Notes, this Agreement, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings by the Borrower, whether or not such Indemnified Party is a party thereto, provided that such indemnity shall not, as to any Indemnified Party, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) to the extent such claims and liabilities are settled without the consent of the Borrower (such consent not to be unreasonably withheld), (iii) to the extent they are found by a final, nonappealable judgment of a court to have resulted from a breach in any material respect of the obligations of such Indemnified Party under this Agreement or (iv) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any such claim, litigation, investigation or proceeding brought against the Agent or any Arranger solely in its capacity as such or in fulfillment of its role as Agent, Lead Arranger or similar role under the Loan Documents).  Each Bank agrees to give the Borrower prompt written notice of any investigation, litigation or proceeding which may lead to a claim for indemnification under this Section, provided that the failure to give such notice shall not affect the validity or enforceability of the indemnification hereunder.  Without in any way qualifying or limiting the Borrower’s indemnification obligation in this Section, to the extent permitted by applicable law, neither the Borrower nor any Indemnified Party shall assert, and hereby waive, any claim against any Indemnified Party or the Borrower (respectively), on any theory of liability, for special, indirect, consequential or punitive damages (“Excluded Damages”), as opposed to direct or actual damages, arising out of, in connection with, or as a result of, the Advances, the Notes, this Agreement, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings by the Borrower.

(b)                       Payments.  All amounts due under this Section shall be payable not later than twenty Business Days after written demand therefor.

(c)                        Survival.  The agreements in this Section shall survive the resignation of the Agent the replacement of any Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder.

Section 9.13.  Confidentiality.  Each Bank hereby agrees that it will use reasonable efforts to keep confidential any information (as defined below) from time to time supplied to it by the Borrower under Section 5.01(b) or otherwise in connection with this Agreement, which the Borrower designates in writing at the time of its delivery to the Bank is to be treated confidentially (such information, the “Information”) except that such Information may be disclosed (a) on a need-to-know basis, to its Affiliates and its Affiliates’ respective directors, officers, agents, advisors and employees for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National

Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those in this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than reasonable care.

Section 9.14.  Non-reliance by the Banks.  Each Bank by its signature to this Agreement represents and warrants that (i) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Borrower or its Subsidiaries consisting of Margin Stock as collateral and (ii) after reviewing the financial statements of the Borrower and its Subsidiaries referred to in Section 4.01(e), such Bank has concluded therefrom that the consolidated cash flow of the Borrower and its Subsidiaries is sufficient to support the credit extended to the Borrower pursuant to this Agreement.

Section 9.15.  No Indirect Security.  Notwithstanding any Section or provision of this Agreement to the contrary, nothing in this Agreement shall (i) restrict or limit the right or ability of the Borrower or any of its Subsidiaries to pledge, mortgage, sell, assign, or otherwise encumber or dispose of any Margin Stock, or (ii) create an Event of Default arising out of or relating to any such pledge, mortgage, sale, assignment or other encumbrance or disposition or any agreement with respect thereto.

Section 9.16.  Waiver of Jury Trial.  EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY NOTE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 9.17.  USA Patriot Act Notification.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the Borrower’s name and address and other information that will allow such Bank to identify the Borrower in accordance with the Act.  The Borrower shall promptly provide any information reasonably requested by a Bank to comply with the Act.

Section 9.18.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates on the one hand, and the Agent and the Arrangers, on the other hand, (B) the Borrower consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arrangers have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and neither the Agent nor the Arrangers have any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ECOLAB INC.

By:	/s/ Ching-Meng Chew
Name: Ching-Meng Chew
Title: Vice President and Treasurer

BANK OF AMERICA, N.A., as Agent

By:	/s/Erik M Truette
Name: Erik M Truette
Title: AVP

BANK OF AMERICA, N.A., as a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Bank

By:	/s/Jeffrey J. McLaughlin
Name: Jeffrey J. McLaughlin
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Bank and as Co-Syndication Agent

By:	/s/Shuji Yabe
Name: Shuji Yabe
Title: General Manager

JPMORGAN CHASE BANK, N.A.

By:	/s/Tony Yung
Name: Tony Yung
Title: Executive Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank and Co-Syndication Agent

By:	/s/Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

Wells Fargo Bank, National Association

By:	/s/Peter Kiedrowski
Name: Peter Kiedrowski
Title: Director

CREDIT SUISSE AG, Cayman Islands Branch

By:	/s/Karl Studer
Name: Karl Studer
Title: Director

By:	/s/Philipp Nufer
Name: Philipp Nufer
Title: Assistant Vice President

The Royal Bank of Scotland plc

By:	/s/Paul Chisholm Attorney-in-Fact
Name: Paul Chisholm
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/Carlos L. Lamboglia
Name: Carlos L. Lamboglia
Title: Assistant Vice President